EXHIBIT 2
AMENDMENT NO. 1
TO
SHARE AND MEMBERSHIP INTEREST PURCHASE AGREEMENT
among
BRIAN P. FRIEDMAN
2055 PARTNERS L.P.
JAMES L. LUIKART
and
JEFFERIES GROUP, INC.
Dated as of November 1, 2007

LIST OF EXHIBITS

Exhibit A	—	Share and Membership Interest Purchase Agreement dated as of July 18, 2005

Exhibit B	—	Amended and Restated Limited Liability Agreement of JCP IV LLC dated as of July 16, 2007

Exhibit B-1	—	Member Register of JCP IV LLC with Respect to Fund IV As of July 16, 2007

Exhibit B-2	—	Pro Forma Member Register of JCP IV LLC with Respect to Fund IV, as of November 1, 2007

Exhibit C	—	Schedule 1.4 — Jefferies Shares

Exhibit D		Cash Payment

Exhibit E	—	Previously Funded Capital Contributions

AMENDMENT NO. 1
TO
SHARE AND MEMBERSHIP INTEREST PURCHASE AGREEMENT
     THIS AMENDMENT NO. 1 to SHARE AND MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of November 1, 2007, by and among Brian P. Friedman, an individual, James L. Luikart, an individual (Messrs. Friedman and Luikart are each a “Managing Member” and together are the “Managing Members”), 2055 Partners L.P., a Delaware limited partnership (“2055 Partners” and, together with the Managing Members, the “Selling Members”), Jefferies Capital Partners IV LLC (the “Manager”), a Delaware limited liability company, JCP IV LLC (the “GP” and, together with the Manager, the “Companies”), a Delaware limited liability company, and Jefferies Group Inc. (“Jefferies”), a Delaware corporation. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Share and Membership Interest Purchase Agreement by and among the Selling Members, the Companies and Jefferies, dated as of July 18, 2005, a copy of which is attached as Exhibit A (the “Purchase Agreement”).
RECITALS
     WHEREAS, the Selling Members, the Companies and Jefferies desire to amend the Purchase Agreement in certain respects;
     WHEREAS, the Limited Liability Company Agreement of the GP was amended and restated pursuant to the Amended and Restated Limited Liability Company Agreement of JCP IV LLC dated as of July 16, 2007;
     WHEREAS, the aggregate amount of Committed Capital committed to Fund IV at the time of the Fund IV Final Closing was $600 million;
     WHEREAS, Jefferies is a limited partner in the Institutional Fund, with a capital commitment to the Institutional Fund in the amount of $49 million;
     WHEREAS, the parties desire to hold the Closing under the Purchase Agreement concurrently with the execution of this Agreement;
     NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

TERMS
     1. Amendment of Certain Exhibits and Schedules.
          (a) Exhibit B to the Purchase Agreement (i.e., the GP Operating Agreement) is hereby replaced in its entirety by the Amended and Restated Limited Liability Company Agreement of JCP IV LLC dated as of July 16, 2007, a copy of which is attached hereto as Exhibit B.
          (b) Exhibit B-1 to the Purchase Agreement is hereby replaced in its entirety with Exhibit B-1 hereto.
          (c) Exhibit B-2 to the Purchase Agreement is hereby replaced in its entirety with Exhibit B-2 hereto.
          (d) Schedule 1.4 to the Purchase Agreement is hereby replaced in its entirety with Exhibit C hereto, which revised Schedule1.4 reflects that a 2 for 1 stock split with respect to Group Shares occurred after June 30, 2005 as well as that at the time of the Fund IV Final Closing, Committed Capital to Fund IV was $600 million.
     2. Jefferies Shares; Earnout Shares. In lieu of the adjustment to the number of Jefferies Shares contemplated by the second sentence of Section 1.4 of the Purchase Agreement (but not in lieu of the adjustment for the 2 for 1 stock split, which adjustment is effected in Section 1(d) above), at the Closing under the Purchase Agreement, Jefferies shall pay to each Managing Member the amount set forth on Exhibit D hereto opposite the name of such Managing Member. Section 6.1 of the Purchase Agreement is hereby amended by adding at the end thereof a new paragraph as follows:
“(f) If any Earnout Shares are forfeited pursuant to this Section 6.1, each Managing Member shall pay to Jefferies an amount equal to $0.15 for each Earnout Share so forfeited by such Managing Member (i.e., $65,000 if all Earnout Shares are forfeited) (such a per share amount to be adjusted for any stock split, stock dividend or similar transaction with respect to Group Shares after November 1, 2007).”
     3. Closing Date; Previously Funded Capital Contributions. The parties hereto agree that the Closing under the Purchase Agreement shall take place on November 1, 2007, concurrently with the execution hereof. As of November 1, 2007:
          (a) The Managing Members have funded their respective Working Capital Commitments in the amounts set forth on Exhibit E hereto;
          (b) The Selling Members have funded Capital Commitments (net of distributions) to the GP in the amounts set forth on Exhibit E hereto; and

          (c) Jefferies has funded Capital Commitments (net of distributions) to the Institutional Fund in the amount set forth on Exhibit E hereto.
     Accordingly, and in accordance with Section 1.6 of the Purchase Agreement, at the Closing, Jefferies shall pay to the Managing Members and Selling Members the amounts set forth on Exhibit E hereto, and the Selling Members shall pay to Jefferies the amounts set forth on Exhibit E hereto, it being understood that as a matter of convenience, such amounts shall be set off against each other as appropriate with only the net amounts paid to the appropriate party, all as set forth and calculated in Exhibit E hereto.
     4. Successors and Assigns. Except as otherwise provided herein or in the Manager Operating Agreement or the GP Operating Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Purchased Interests in accordance with the Manager Operating Agreement or the GP Operating Agreement). Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
     5. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.
     6. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of each of the parties hereto. Any amendment or waiver affected in accordance with this paragraph shall be binding upon each of the parties.
     7. Entire Agreement. This Agreement, the Purchase Agreement, the Manager Operating Agreement, the GP Operating Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings with respect to the subject matter hereof. No party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or in the Manager Operating Agreement or the GP Operating Agreement, as applicable. Each party acknowledges that there are no, and it is not relying upon any, representations or warranties by or on behalf of any other party hereto other than those expressly set forth herein. Except as expressly amended herein, the Purchase Agreement shall remain in full force and effect.
     8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

JEFFERIES GROUP, INC.
By:	/s/ Joseph A. Schenk
	Name:	Joseph A. Schenk
	Title:	Chief Financial Officer

JEFFERIES CAPITAL PARTNERS IV LLC
By:	/s/ Brian P. Friedman
Name:
Title:

JCP IV LLC
By:	JEFFERIES CAPITAL PARTNERS IV LLC,
its Managing Member

By:	/s/ Brian P. Friedman
Name:
	Title:	Managing Member

/s/ Brian P. Friedman
Brian P. Friedman

/s/ James L. Luikart
James L. Luikart

2055 PARTNERS, L.P.
By:	/s/ Brian P. Friedman
its general partner

Exhibits Omitted